GTJ REIT, Inc. Announces Extension of Tender Offer

WEST HEMPSTEAD, NY – March 18, 2020 – GTJ REIT, Inc. – GTJ REIT, Inc. (the “Company”) announced today that it has extended the expiration date of its previously announced issuer tender offer to acquire up to $4,999,989.25, or 425,531 shares, of the Company’s common stock, par value $0.0001 per share (the “Shares”), at a purchase price equal to $11.75 per Share, in cash (the “Offer”), until 12:00 Midnight, New York City Time, on March 31, 2020, unless further extended or withdrawn. The Offer was previously scheduled to expire at 12:00 Midnight, New York City Time, on March 18, 2020.

The depositary for the Offer has advised the Company that, as of 5:00 p.m., New York City Time, on March 17, 2020, 213,223 Shares have been validly tendered pursuant to the Offer and not properly withdrawn.

American Stock Transfer and Trust Co., LLC is the depositary and paying agent for the Offer. Requests for documents and questions may be directed to the Company by phone at (516) 693-5500 or by mail at 60 Hempstead Avenue, Suite 718, West Hempstead, NY 11552; Attention: Stuart Blau.

About the Company

The Company is a fully integrated, self-administered and self-managed, non-listed REIT primarily engaged in the acquisition, ownership, and management of commercial real estate in the Northeast and Mid-Atlantic areas.  For more information, please see www.gtjreit.com.

Additional Information and Where You Can Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials filed with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES.

All of those materials (and all other tender offer documents filed or furnished by the Company with the SEC) are available at no charge from the SEC through its website at www.sec.gov. The Schedule TO (including the offer to purchase and related materials) may also be obtained for free by contacting the Company by phone at (516) 693-5500 or by mail at 60 Hempstead Avenue, Suite 718, West Hempstead, NY 11552; Attention: Stuart Blau.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, the Company files Annual, Quarterly and Current Reports and other information with the SEC. All reports the Company files with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words.

The information contained in the forward looking statements is inherently uncertain, and the Company’s actual results may differ materially due to a number of factors, many of which are beyond the Company’s ability to predict or control, including, among many others, uncertainties relating to changes in general economic and real estate conditions, uncertainties relating to the implementation of our real estate investment strategy, uncertainties relating to financing availability and capital proceeds, uncertainties relating to the closing of property acquisitions or dispositions, uncertainties related to the timing and availability of distributions, as well as other risks and uncertainties that could affect the Company’s future operating results which are more fully described in the Company’s Securities and Exchange Commission filings, including the Annual Report Form 10-K for the year ended December 31, 2018, as supplemented by our subsequent filings under the Securities Exchange Act of 1934, as amended. These filings are available at www.sec.gov. The Company expressly disclaims any obligation to update or revise these or any other forward-looking statements to reflect any change in expectations or change in events, conditions, or circumstances on which any such statement is based, unless otherwise required by law.